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                                                                 EXHIBIT (n)(1)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 17 to the Registration Statement on Form N-6 of our report dated April 4, 2008 relating to the financial statements and financial highlights of American General Life Insurance Company Separate Account VL-R, our report dated April 29, 2008 relating to the consolidated financial statements of American General Life Insurance Company and our report dated April 25, 2008 relating to the statutory basis financial statements of American Home Assurance Company, which appear in such Registration Statement. We also consent to the references to us under the heading "Financial Statements" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
April 29, 2008